FOR IMMEDIATE RELEASE

TIB Financial Corp. announces the retirement of Edward V. Lett former Chief Executive Officer and President

Naples, FL (02/03/2009) --- TIB Financial Corp. (Nasdaq:TIBB) today said longtime leader and chief executive Edward V. Lett retired as of January 30, 2009, after serving over 40 years in the banking industry, 20 of which have been in the Florida banking community.

Mr. Lett, 63, will continue to serve the company as a member of the Board of Directors while retaining the title of Vice Chairman.  Lett, who has been in cancer treatment for two years, was succeeded as Chief Executive Officer of the company by Chairman of the Board, Thomas J. Longe, in May of 2008.

“Ed Lett’s career in banking began with the old Marine Midland Bank in New York in 1964. In 1971, he joined growth-oriented Maryland National Bank headquartered in Baltimore, Maryland, and became Executive Vice President and a member of its senior leadership team. The $40 billion company was eventually sold to Bank of America in the late 1980s. Ed relocated to Florida in 1987 to lead the Jacksonville-based American National Bank until TIB Bank recruited him in 1991,” said Mr. Longe.

“At TIB, Ed Lett was instrumental in developing the vision that enabled the company to grow from a Florida Keys-based bank with $191 million in total assets and 7 branches in 1991, into a leading community banking organization headquartered in southwest Florida, and the third largest publicly-traded Florida banking company.”

“Ed’s leadership through the 1990s built TIB Bank’s reputation and stature in the Florida Keys communities, and created long-term career opportunities for many dedicated employees. In addition, he laid the groundwork for this company’s successful expansion through Homestead, Florida, and then eventually north through the southwest Florida communities of Naples, Bonita Springs and Ft. Myers. He has held leadership positions in our industry’s trade associations and is widely respected across the state as a leading forward-thinking banker. Ed’s daily involvement will clearly be missed by all who worked with him; however, this relief from daily duties will give Ed the time to focus on his health and his family,” said Longe.

In 1992, Lett was appointed to the Board of TIB Bank. By early 1994 he was promoted to Chief Executive Officer and President of the bank which by then had nearly doubled in asset size. In 1996, TIB Bank formed a holding company, TIB Financial Corp., and named Lett Chief Executive Officer, President and Board Member.

Under Lett’s leadership, TIB Bank opened its first branch in Naples in 2002. This was followed by the relocation of its headquarters to Naples in 2003. Additional Southwest Florida branches followed culminating in the acquisition of The Bank of Venice, Venice, FL, in 2007. This brought the number of banking offices to nineteen, with total assets in excess of $1.5 billion. Lett also led the completion of a secondary public offering of TIB Financial Corp. stock in early 2004.

About TIB Financial Corp.
Headquartered in Naples, Florida, (NASDAQ-NMS:TIBB) TIB Financial Corp. is a growth-oriented financial services company with approximately $1.6 billion in total assets and 19 full-service banking offices throughout the Florida Keys, Homestead, Naples, Bonita Springs, Fort Myers and Venice. TIB Financial Corp. is also the parent company of Naples Capital Advisors, Inc., a registered investment advisor with approximately $95 million of assets under advisement. TIB Financial Corp., through its wholly-owned subsidiaries, TIB Bank, The Bank of Venice and Naples Capital Advisors, Inc., serves the personal and commercial banking and investment management needs of local residents and businesses in its market areas. The companies' experienced professionals are local community leaders, who focus on a relationship-based approach built around anticipating specific customer needs, providing sound advice and making timely decisions. To learn more about TIB Bank, The Bank of Venice and Naples Capital Advisors, Inc., visit www.tibbank.com, www.bankofvenice.com and www.naplescapitaladvisors.com, respectively.

Copies of recent news releases, SEC filings, price quotes, stock charts and other valuable information may be found on TIB’s investor relations site at www.tibfinancialcorp.com.  For more information, contact Thomas J. Longe, Chairman and Chief Executive Officer at (239) 659-5857, or Stephen J. Gilhooly, Executive Vice President and Chief Financial Officer, at (239) 659-5876.

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Except for historical information contained herein, the statements made in this press release constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results.  Certain factors, including those outside the Company’s control, may cause actual results to differ materially from those in the “forward-looking” statements, including economic and other conditions in the markets in which the Company operates; risks associated with acquisitions, competition, seasonality and the other risks discussed in our filings with the Securities and Exchange Commission, which discussions are incorporated in this press release by reference.